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EXHIBIT 99.1

January 31, 2002

Dow Reports 2001 Earnings

Fourth Quarter of 2001 Highlights

  •
  Sales for the quarter were $6.3 billion, down 12 percent from a year ago, reflecting lower price and flat volume. Excluding acquisitions, volume declined 5 percent.

  •
  EBIT decreased to $144 million, excluding unusual items, due to the impact of weak demand and lower operating rates.

  •
  Dow recorded a loss in earnings per share of $0.01, excluding unusual items.

2001 Highlights

  •
  Sales decreased to $27.8 billion, due to a 6 percent decline in price and flat volume compared with 2000. Excluding acquisitions, volume was down 3 percent.

  •
  Price declines totaling $1.6 billion, compared with the previous year, more than offset approximately $750 million in lower feedstock and energy costs.

  •
  Excluding unusual items, EBIT was $1.3 billion and earnings per share were $0.52.

	3 Months Ended December 31		12 Months Ended December 31
(In millions, except for per share amounts)
	2001	2000	2001	2000
Net Sales	$6,346	$7,231	$27,805	$29,534
Earnings Before Interest, Income Taxes and Minority Interests (EBIT)	106	380	35	3,105
Earnings (Loss) Per Common Share	(0.04)	0.16	(0.43)	1.85
Excluding Unusual Items:
Underlying EBIT	144	400	1,347	3,125
Underlying Earnings (Loss) Per Common Share	$(0.01)	$0.18	$0.52	$1.87

Review of Fourth Quarter Results

        The Dow Chemical Company today announced fourth quarter sales of $6.3 billion, compared with $7.2 billion a year ago. The company reported quarterly earnings before interest, income taxes and minority interests (EBIT) of $106 million, a net loss of $37 million and a loss in earnings per share of $0.04.

        In underlying results for the quarter, Dow recorded EBIT of $144 million, a net loss of $12 million and a loss in earnings per share of $0.01. (See "Supplemental Information" at the end of this release for a description of unusual items in 2001 and 2000.)

        The substantial decline in EBIT from a year ago stemmed primarily from weak demand, particularly in December. Dow's operating rates declined to 73 percent during the quarter as many businesses slowed operations to balance inventories with demand. While feedstock and energy costs declined by approximately $950 million compared with the same period in 2000, the benefit was largely offset by a decline in price of about $850 million.

        "This has been one of the most challenging quarters that Dow has ever faced," said Michael D. Parker, president and chief executive officer, citing trough margins associated with very weak demand.

        Sales for the quarter decreased 12 percent from a year ago, reflecting lower price and flat volume. Excluding acquisitions, volume declined 5 percent. Price was down in all geographic areas. Double-digit price declines in the basics segments—particularly in the polyethylene, polystyrene and chlor alkali businesses—and in some Performance Plastics businesses more than offset a slight increase in price in Performance Chemicals. Volume was down in most segments and, on a geographic basis, was particularly weak in the U.S. and Latin America.

        Performance Chemicals EBIT rose 75 percent—from $77 million to $135 million—compared with the same quarter a year ago, reflecting lower feedstock and energy costs, stable prices and the impact of cost synergies from acquisitions. Performance Plastics EBIT decreased to $72 million, compared with $204 million a year ago, reflecting a significant slowdown in demand in electronics and other key industries as well as price declines that outpaced the lower feedstock and energy costs.

        In Agricultural Products, EBIT rose substantially from a year ago. The segment recorded strong volume growth through the combined effect of the acquisition of Rohm and Haas Company's agricultural chemicals business and growth in new products.

        In the basics segments, EBIT decreased from the same quarter last year. A modest rise in Chemicals EBIT was more than offset by a sharp decline in Plastics EBIT, which reflected extremely difficult industry conditions that also weakened earnings from the segment's equity companies.

Review of Year-End Results

        Dow reported annual sales of $27.8 billion, a decline of 6 percent from a year ago. In underlying results for the year, the company reported EBIT of $1.3 billion, net income of $469 million and earnings per share of $0.52. (See "Supplemental Information" at the end of this release.)

        A decrease in EBIT for the year reflected a price decline of $1.6 billion that was only partially offset by lower feedstock and energy costs of approximately $750 million.

        "The chemical industry has been, and is, facing the worst business environment in decades," said Parker, noting that the year began with a spike in feedstock and energy costs and was later marked by trough margins and weak demand. "At the same time, Dow has had the added challenge of integrating Union Carbide and other strategic acquisitions. Our people have risen to these challenges, putting us ahead of schedule in our integration plans—successfully merging the cultures and capturing synergies—and meeting our Six Sigma commitment. As business conditions improve, the benefit of this work will be further leveraged and will significantly impact the bottom line."

        The sales decline in 2001 reflected a 6 percent decrease in price and flat volume. Excluding acquisitions, volume was down 3 percent. Price was down in all geographic areas and in all segments except Performance Chemicals. Volume increases in Europe, Latin America and Asia Pacific offset declines in North America.

        Though the combined performance segments recorded lower EBIT for the year, Performance Chemicals EBIT rose 14 percent. In the basics segments, EBIT declined substantially from a year ago, as margins were compressed due to price declines.

        Dow took a number of actions during the year to strengthen its portfolio and accelerate long-term value growth. In addition to its merger with Union Carbide, Dow completed several other acquisitions, including the agricultural chemicals business from Rohm and Haas; Ascot Plc, a custom manufacturer of fine and specialty chemicals; EniChem's polyurethanes business; the remaining interest in Gurit-Essex AG; a polypropylene plant in Germany from Basell; Reichhold, Inc.'s paper and carpet latex business; and the assets of the Celotex Corporation's foam insulation business.

        Commenting on the outlook for 2002, Parker said that, while there has been little evidence of a recovery to date, industry conditions are not expected to deteriorate further. "We expect the business environment to remain challenging throughout the year—stable in the first half, with the potential for improvement in the second half," he said. "However, Dow should see an improvement in earnings for the year, as it benefits from progressively stronger volume, the realization of cost synergies, the impact of Six Sigma efforts and, ultimately, a higher level of operational and business excellence."

        Dow anticipates that results in the first quarter of 2002 will be similar to the fourth quarter of 2001.

        The company will host a live audio Webcast of its earnings conference call with investors to discuss Dow's business results and outlook as well as recent volatility in its stock price at 10 a.m. EST today on www.dow.com. A replay of the Webcast will be available on Dow's Web site until mid-February.

        Dow is a leading science and technology company that provides innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $28 billion, Dow serves customers in more than 170 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its approximately 50,000 employees seek to balance economic, environmental and social responsibilities.

        Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the company's expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

Supplemental Information

        The following information and tables summarize the impact of unusual items on EBIT, net income and earnings per share for 2001 and 2000, on a fourth quarter and full-year basis.

Description of Unusual Items—Fourth Quarters of 2001 and 2000

        Results in the fourth quarter of 2001 were unfavorably impacted by a $33 million pretax charge for merger-related expenses and restructuring and a $5 million pretax charge for costs to Dow's insurance subsidiaries for claims related to the events of September 11.

        Unusual items in the fourth quarter of 2000 included a pretax gain of $98 million on the sale of the Cochin pipeline system; an $81 million pretax charge for the anticipated loss on the disposition of certain businesses required for regulatory approval of Dow's merger with Union Carbide; a $6 million pretax charge for purchased in-process research and development costs related to the acquisition of Flexible Products; and a $31 million pretax charge from UOP LLC related primarily to losses associated with certain customer contracts coupled with restructuring charges.

	EBIT		Net Income		$ Per Share
(In millions, except for per share amounts)	3 Months Ended Dec. 31, 2001	3 Months Ended Dec. 31, 2000	3 Months Ended Dec. 31, 2001	3 Months Ended Dec. 31, 2000	3 Months Ended Dec. 31, 2001	3 Months Ended Dec. 31, 2000
Unusual items:
Merger-related expenses and restructuring	$(33)	—	$(22)	—	$(0.03)	—
Gain on sale of Cochin pipeline	—	$98	—	$62	—	$0.07
Recognition of anticipated loss on disposition of certain merger-related businesses	—	(81)	—	(55)	—	(0.06)
Purchased in-process R&D	—	(6)	—	(6)	—	(0.01)
Reinsurance company loss on WTC	(5)	—	(3)	—	(0.00)	—
UOP restructuring	—	(31)	—	(23)	—	(0.02)

Total unusual items	$(38)	$(20)	$(25)	$(22)	$(0.03)	$(0.02)

As reported	$106	$380	$(37)	$149	$(0.04)	$0.16
Underlying earnings	$144	$400	$(12)	$171	$(0.01)	$0.18

Description of Unusual Items—2001 and 2000

        Unusual items in 2001 had a net negative impact to earnings of $1.3 billion (pretax), or $0.95 per share. These items included a special pretax charge of $1.5 billion, or $1.10 per share, for costs related to Dow's merger with Union Carbide. The charge included transaction costs, employee severance, the write-down of duplicate assets and facilities and other merger-related expenses. Other unusual items included: a gain of $0.18 per share on the sale of stock in Schlumberger Ltd.; a charge of $0.05 per share for purchased in-process research and development associated with the acquisition of Rohm and Haas' agricultural chemicals business; a charge of $0.01 per share for costs to Dow's insurance subsidiaries for claims related to the events of September 11; and a charge of $0.01 per share for restructuring expenses at Dow Corning Corporation, in which Dow is a 50 percent shareholder. Additionally, earnings of $0.04 per share were reclassified as a transition adjustment gain due to an accounting change related to derivative instruments and hedging activities (SFAS No. 133).

        All of the unusual items in 2000 were recorded in the fourth quarter and are described in the previous section.

	EBIT		Net Income		$ Per Share
(In millions, except for per share amounts)	12 Months Ended Dec. 31, 2001	12 Months Ended Dec. 31, 2000	12 Months Ended Dec. 31, 2001	12 Months Ended Dec. 31, 2000	12 Months Ended Dec. 31, 2001	12 Months Ended Dec. 31, 2000
Unusual items:
Merger-related expenses and restructuring	$(1,487)	—	$(992)	—	$(1.10)	—
Gain on sale of Schlumberger stock	266	—	168	—	0.18	—
Gain on sale of Cochin pipeline	—	$98	—	$62	—	$0.07
Recognition of anticipated loss on disposition of certain merger-related businesses	—	(81)	—	(55)	—	(0.06)
Accounting change	—	—	32	—	0.04	—
Purchased in-process R&D	(69)	(6)	(43)	(6)	(0.05)	(0.01)
Reinsurance company loss on WTC	(11)	—	(8)	—	(0.01)	—
Dow Corning restructuring	(11)	—	(11)	—	(0.01)	—
UOP restructuring	—	(31)	—	(23)	—	(0.02)

Total unusual items	$(1,312)	$(20)	$(854)	$(22)	$(0.95)	$(0.02)

As reported	$35	$3,105	$(385)	$1,675	$(0.43)	$1.85
Underlying earnings	$1,347	$3,125	$469	$1,697	$0.52	$1.87

# # #

THE DOW CHEMICAL COMPANY—4Q01 EARNINGS
FINANCIAL STATEMENTS (Note A)

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
In millions except for per share amounts (Unaudited)	Dec. 31, 2001	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2000
Net Sales	$6,346	$7,231	$27,805	$29,534

Cost of sales	5,420	6,137	23,652	24,131
Research and development expenses	268	299	1,072	1,119
Selling, general and administrative expenses	424	471	1,765	1,825
Amortization of intangibles	60	33	178	139
Purchased in-process research and development charges (Note B)	—	6	69	6
Merger-related expenses and restructuring (Note C)	33	—	1,487	—
Insurance and finance company operations, pretax income	10	16	30	85
Equity in earnings (losses) of nonconsolidated affiliates	(55)	(11)	29	354
Sundry income—net	10	90	394	352

Earnings before Interest, Income Taxes and Minority Interests	106	380	35	3,105

Interest income	24	46	85	146
Interest expense and amortization of debt discount	178	171	733	665

Income (Loss) before Income Taxes and Minority Interests	(48)	255	(613)	2,586

Provision (Credit) for income taxes	(28)	89	(228)	839
Minority interests' share in income	17	17	32	72

Income (Loss) before Cumulative Effect of Change in Accounting Principle	(37)	149	(417)	1,675

Cumulative effect of change in accounting principle (Note D)	—	—	32	—

Net Income (Loss) Available for Common Stockholders	$(37)	$149	$(385)	$1,675

Share Data
Earnings (Loss) before cumulative effect of change in accounting principle per common share—basic	$(0.04)	$0.17	$(0.46)	$1.88
Earnings (Loss) per common share—basic	$(0.04)	$0.17	$(0.43)	$1.88
Earnings (Loss) before cumulative effect of change in accounting principle per common share—diluted	$(0.04)	$0.16	$(0.46)	$1.85
Earnings (Loss) per common share—diluted	$(0.04)	$0.16	$(0.43)	$1.85
Common stock dividends declared per share of Dow common stock	$0.335	$0.29	$1.295	$1.16
Weighted-average common shares outstanding—basic	905.2	895.7	901.8	893.2
Weighted-average common shares outstanding—diluted	905.2	904.3	901.8	904.5

Depreciation	$421	$403	$1,595	$1,554

Capital Expenditures	$589	$508	$1,587	$1,808

Notes to Financial Statements:

Note A:	On February 6, 2001, a wholly owned subsidiary of The Dow Chemical Company ("Dow" or "Company") merged with Union Carbide Corporation ("Union Carbide") and, as a result, Union Carbide became a wholly owned subsidiary of the Company. The merger was accounted for as a pooling of interests. Accordingly, the consolidated financial statements have been prepared to give retroactive effect to the merger and include the combined accounts of Dow and Union Carbide for all periods presented.
The unaudited interim financial statements reflect all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. Certain reclassifications of prior year amounts have been made to conform to current year presentation. These statements should be read in conjunction with the supplemental consolidated financial statements and notes thereto included in a Form 8-K filed by the Company on April 4, 2001 for the year ended December 31, 2000.
Note B:
During the fourth quarter of 2000, a pretax charge of $6 million was recorded for purchased in-process research and development costs associated with the acquisition of Flexible Products Company in February 2000.
During the third quarter of 2001, a pretax charge of $69 million was recorded for purchased in-process research and development costs associated with the acquisition of Rohm & Haas' agricultural chemicals business on June 1, 2001.
Note C:
During 2001, pretax costs of $1,487 million were recorded for merger-related expenses and restructuring. These costs included transaction costs, employee severance, the write-down of duplicate assets and facilities, and other merger-related expenses.
Note D:
On January 1, 2001, the Company recorded a cumulative transition adjustment gain of $32 million (net of related income tax of $19 million), upon adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."
Note E:	During the third quarter of 2001, a third party contributed $500 million for a preferred security interest in a newly formed consolidated subsidiary of the Company.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Dec. 31, 2001	Dec. 31, 2000
Assets
Current Assets
Cash and cash equivalents	$220	$278
Marketable securities and interest-bearing deposits	44	163
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables—2001: $123; 2000: $103)	2,868	3,655
Other	2,230	2,764
Inventories:
Finished and work in process	3,569	3,396
Materials and supplies	871	817
Deferred income tax assets—current	506	250

Total current assets	10,308	11,323

Investments
Investment in nonconsolidated affiliates	1,581	2,096
Other investments	1,663	2,528
Noncurrent receivables	802	674

Total investments	4,046	5,298

Property
Property	35,890	34,852
Less accumulated depreciation	22,311	21,141

Net property	13,579	13,711

Other Assets
Goodwill (net of accumulated amortization—2001: $569; 2000: $459)	3,130	1,928
Deferred income tax assets—noncurrent	2,248	1,968
Deferred charges and other assets	2,204	1,763

Total other assets	7,582	5,659

Total Assets	$35,515	$35,991

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$1,209	$2,519
Long-term debt due within one year	408	318
Accounts payable:
Trade	2,713	2,975
Other	926	1,594
Income taxes payable	190	258
Deferred income tax liabilities—current	236	35
Dividends payable	323	217
Accrued and other current liabilities	2,120	2,257

Total current liabilities	8,125	10,173

Long-Term Debt	9,266	6,613

Other Noncurrent Liabilities
Deferred income tax liabilities—noncurrent	760	1,165
Pension and other postretirement benefits—noncurrent	2,475	2,238
Other noncurrent obligations	3,539	3,012

Total other noncurrent liabilities	6,774	6,415

Minority Interest in Subsidiaries	357	450

Preferred Securities of Subsidiaries (Note E)	1,000	500

Stockholders' Equity
Common stock	2,453	2,453
Additional paid-in capital	—	—
Unearned ESOP shares	(90)	(103)
Retained earnings	11,112	12,675
Accumulated other comprehensive loss	(1,070)	(560)
Treasury stock at cost	(2,412)	(2,625)

Net stockholders' equity	9,993	11,840

Total Liabilities and Stockholders' Equity	$35,515	$35,991

See Notes to Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments and Geographic Areas

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec. 31, 2001	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2000
Operating segment sales
Performance Plastics	$1,707	$1,942	$7,321	$7,667
Performance Chemicals	1,225	1,295	5,081	5,343
Agricultural Products	721	570	2,612	2,346
Plastics	1,380	1,715	6,452	7,118
Chemicals	754	971	3,552	4,109
Hydrocarbons and Energy	506	696	2,511	2,626
Unallocated and Other	53	42	276	325

Total	$6,346	$7,231	$27,805	$29,534

Operating segment EBIT
Performance Plastics	$72	$204	$643	$1,029
Performance Chemicals	135	77	611	536
Agricultural Products	35	(13)	104	212
Plastics	(33)	117	125	945
Chemicals	16	13	111	422
Hydrocarbons and Energy	(8)	112	(22)	136
Unallocated and Other	(111)	(130)	(1,537)	(175)

Total	$106	$380	$35	$3,105

Geographic area sales
United States	$2,576	$3,057	$11,725	$12,787
Europe	2,066	2,106	8,891	8,742
Rest of World	1,704	2,068	7,189	8,005

Total	$6,346	$7,231	$27,805	$29,534

The Dow Chemical Company and Subsidiaries
Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended Dec. 31, 2001			Twelve Months Ended Dec. 31, 2001
Percentage change from prior year
	Volume	Price	Total	Volume	Price	Total
Operating segments
Performance Plastics	(4)%	(8)%	(12)%	(1)%	(4)%	(5)%
Performance Chemicals	(6)%	1%	(5)%	(6)%	1%	(5)%
Agricultural Products	28%	(2)%	26%	15%	(4)%	11%
Plastics	(2)%	(18)%	(20)%	1%	(10)%	(9)%
Chemicals	(12)%	(10)%	(22)%	(9)%	(5)%	(14)%
Hydrocarbons and Energy	14%	(41)%	(27)%	10%	(14)%	(4)%

Total	—	(12)%	(12)%	—	(6)%	(6)%

Geographic areas
United States	(7)%	(9)%	(16)%	(5)%	(3)%	(8)%
Europe	11%	(13)%	(2)%	10%	(8)%	2%
Rest of World	—	(18)%	(18)%	(2)%	(8)%	(10)%

Total	—	(12)%	(12)%	—	(6)%	(6)%

        End of Dow Chemical 4Q01 Earnings Release

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  EXHIBIT 99.1